EXHIBIT 5.1
KIRKLAND & ELLIS LLP
AND AFFILIATED PARTNERSHIPS
Citigroup Center
153 East 53rd Street
New York, New York 10022-4611

(212) 446-4800
www.kirkland.com

October 4, 2007
CHS/Community Health Systems, Inc.
4000 Meridian Boulevard
Franklin, TN 37067
     Re: CHS/Community Health Systems, Inc.
Ladies and Gentlemen:
     We are issuing this opinion letter in our capacity as special counsel for and at the request of CHS/Community Health Systems, Inc. (the “Issuer”), a Delaware corporation and the Guarantors named within the Registration Statement (as hereinafter defined) (together, the “Guarantors,” and together with the Issuer, the “Registrants”), in connection with the proposed registration by the Issuer of up to $3,021,331,000 in aggregate principal amount of the Issuer’s 8 7/8% Senior Notes due 2015, (the “Exchange Notes”), pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on or about September 25, 2007, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (as supplemented, the “Indenture”), dated as of July 25, 2007, by and among the Issuer, the Guarantors, and U.S. Bank National Association, as Trustee. The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding 8 7/8% Senior Notes due 2015 (the “Old Notes”) and the related guarantees from the Guarantors, of which we understand $3,021,331,000 in aggregate principal amount is outstanding.
     In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Certificate of Incorporation and By-Laws of the Registrants, or the Certificate of Formation and Limited Liability Company Agreements of the Registrants, as applicable, as those may have been amended and/or restated from time to time, (ii) minutes and records of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, (iv) the
Chicago     Hong Kong     London     Los Angeles     Munich     San Franciso     Washington, D.C.

October 4, 2007

Registration Statement and (v) the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of July 25, 2007, among the Issuer, the Guarantors and the Initial Purchasers.
     For purposes of this opinion letter we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants.
     As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.
     Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies. Our advice on every legal issue addressed in this letter is based exclusively on the internal laws except the laws of the State of New York and the General Corporation Law of the State of Delaware.
     Based upon and subject to the foregoing assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes (in the forms examined by us) have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof in exchange for the Old Notes pursuant to the Registration Rights Agreement, the Exchange Notes and the Guarantees will be validly issued by the Issuer and each of the Guarantors, respectively, and will be binding obligations of each of the Registrants.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or

October 4, 2007

supplement this opinion should the present laws of the States of New York or Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.
     This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.
Sincerely,
/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP